Exhibit 10.1

Aceto Corporation

4 Tri Harbor Court

Port Washington, New York 11050

September 25, 2017

VIA HAND DELIVERY & ELECTRONIC MAIL

PERSONAL AND CONFIDENTIAL

Salvatore Guccione

6 Ramkay Drive

Fairfield, NJ 07004

Dear Sal:

As we discussed, this letter shall confirm that your employment with Aceto Corporation (hereafter “Company”) will terminate effective as of the end of the day on Wednesday, September 27, 2017 (the “Separation Date”).

We are enclosing with this letter a Separation and General Release Agreement (the “Agreement”). Provided that you execute and deliver the Agreement to Steve Rogers on or before Tuesday, October 17, 2017, do not revoke the Agreement, and comply with the other terms of the Agreement, your termination will be treated as a resignation by you and you will receive your full severance payments and benefits as described in section 4 of the Agreement, which are the severance benefits set forth in Section 5(a) of your Employment Agreement, dated as of January 1, 2015.

I personally want to thank you for your service and dedication to the Company and wish you the very best in your future endeavors.

Sincerely,

/s/ Albert Eilender
Albert Eilender
Chairman of the Board

Enclosure

EXECUTION VERSION

This Separation and General Release Agreement must be executed and delivered to the Company (Attn: Steve Rogers – Chief Legal Officer – no later than October 17, 2017.

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) confirms the terms of the separation of Salvatore Guccione’s (“you” or “your”) employment with Aceto Corporation (the “Company”), including the consideration described below in section 4 that you will receive if you (a) sign and return this Agreement to the Company (Attn: Steve Rogers – Chief Legal Officer) by not later than October 17, 2017 (the “Agreement Confirmation Deadline”), (b) do not revoke the waiver set forth in section 6 of this Agreement during the 7-day revocation period explained in section 6 below, and (c) comply with the other terms of this Agreement. This Agreement will be effective and binding immediately upon execution hereof by you and the Company, and the waiver set forth in section 6 of this Agreement will be effective automatically without further action, notice or deed, immediately upon the expiration of the 7-day revocation period. For the avoidance of doubt, this Agreement, save for and to the extent set forth in section 6, shall be irrevocable upon execution by the parties. This Agreement is being provided to you in accordance with Section 5(a)(i)(3) of the Employment Agreement between you and the Company, effective as of January 1, 2015 (the “Employment Agreement”).

By signing and delivering this Agreement, you will be entering into a binding agreement with the Company and agreeing to the terms and conditions in the numbered sections below, including the general release of claims in section 5. Therefore, you are advised to consult with an attorney of your choice before signing this Agreement.

If you choose not to sign and return this Agreement by the Agreement Confirmation Deadline or if you revoke your acceptance of the waiver set forth in section 6 of this Agreement, you will not receive the consideration described in section 4. Notwithstanding anything herein to the contrary, if you sign this Agreement by the Agreement Confirmation Deadline but revoke your acceptance of the waiver set forth in section 6 of this Agreement, the total value of any consideration you will receive under section 4 will be limited to an aggregate amount of $50,000.

1.            Separation of Employment/Service. You acknowledge that the last day of your employment with the Company will be September 27, 2017 (“Separation Date”). In lieu of the thirty (30) day notice period set forth in section 4(c) of the Employment Agreement, the Company will pay, in your final pay check described in section 2 below, an additional thirty (30) days (through October 27, 2017) of Base Salary (as defined in your Employment Agreement). Upon the Separation Date you shall be deemed to resign from the Company’s board of directors (the “Board”), as well as from the board of directors and governing bodies, and all other positions you hold, with all of the Company’s subsidiaries.

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2.            Final Pay; Expenses. You will receive your final pay check within thirty (30) days following the Separation Date, or on such earlier date as required by applicable law. Your final paycheck will include payment for all salary/wages that you earned through and including your Separation Date, any earned but unpaid annual performance award for the prior fiscal year, and for your accrued, unused vacation time, if any, through your Separation Date and, in lieu of notice of termination, payment of your Base Salary through October 27, 2017, less applicable withholdings and deductions. You will receive this payment even if you choose not to enter into this Agreement. You will also be reimbursed for all outstanding reasonable out-of-pocket expenses incurred but not yet paid by the Company in connection with the performance of your duties at the Company’s request through the Separation Date in accordance with the Company’s expense reimbursement policy, provided that you submit documentation that evidences such expenses no later than thirty (30) days following the Separation Date.

3.            Employee Benefits. Your active participation in the Company’s group health insurance plan(s) will end on September 27, 2017. Coverage under any other group benefit plans or programs in which you participated, if any, will end on the Separation Date. Regardless of whether you enter into this Agreement, you will have the right to continue at your expense the medical and/or dental insurance coverage that you had in effect as of the Separation Date (generally for up to 18 months) under COBRA, subject to the eligibility, election and other rules thereunder. To continue health insurance coverage under COBRA, you must pay the full premium cost plus the administrative fee. You will receive COBRA notices and information about your 401(k) account (if any), in separate letters. If you had group life insurance, you also will receive information about the option to convert this coverage to an individual policy.

4.            Consideration. Subject to the terms and conditions set forth in this Agreement, if you choose to sign and return this Agreement within the required time period, you do not revoke the waiver in section 6 of this Agreement, and you abide by the other terms of this Agreement, the Company agrees to provide you with the following consideration, less withholding for all applicable taxes and deductions:

(a)          beginning on the next regular pay date following the expiration of sixty (60) days following the Separation Date, subject to execution, delivery and non-revocation of the waiver in section 6 of this Agreement to the Company (Attn: Steve Rogers, Chief Legal Officer) and subject to your ongoing compliance with the terms and conditions of this Agreement, the Company will pay to you an amount equal to $1,271,260 payable in substantially equal installments for a period equal to twenty-four (24) months following the Separation Date (which first payment shall be retroactive to the Separation Date);

(b)          a lump sum cash payment equal to the amount of your performance awards for the prior two years which shall be $677,657, payable on the next regular pay date following the execution, delivery and non-revocation of this Agreement to the Company; and

(c)          accelerate the vesting, effective as of the Separation Date, of all outstanding unvested stock options, restricted stock units (assuming one hundred percent (100%) achievement of applicable performance metrics) and restricted stock awards the Company previously granted, which awards shall remain subject to the exercise provisions in the Corporate Trading Policy. For the avoidance of doubt, you have 75,500 vested Stock Options, 83,059 Restricted Stock Units and 80,549 Restricted Stock Awards (including premium shares) as of the Separation Date.

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You acknowledge that you are not otherwise entitled to the severance and other consideration under any severance policy, plan, program, agreement, or otherwise and that the Company would not agree to provide you with this severance payment and other consideration without your release of claims and other promises in this Agreement. You also agree that this severance payment and other consideration constitute good and valuable consideration for your release of claims and other promises in this Agreement.

Notwithstanding the foregoing to the contrary, the Company’s aggregate payment obligation under this section 4 shall be limited to $50,000 (and all other payments under this section 4 shall become null and void), and none of the acceleration contemplated in this section 4 shall occur, if the waiver contemplated in section 6 does not become effective on the 8th day after the date of this Agreement.

5.            General Release of Claims. In exchange for the consideration described in section 4 to which you are not otherwise entitled, you (for yourself and your heirs, executors, administrators, beneficiaries, personal representatives and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, the Company’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, obligations, damages, costs, expenses, attorneys’ fees, damages and obligations of any kind or character whatsoever, that you ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that you sign this Agreement.

This general release of claims includes, without limitation, any and all claims:

•	of discrimination, harassment, retaliation, or wrongful termination;
•	for breach of contract, whether oral, written, express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever;
•	for violation or alleged violation of any federal, state or municipal statute, rule, regulation or ordinance, including, but not limited to, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family & Medical Leave Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New York State Human Rights Laws, the New York City Human Rights Laws, New York Hours of Labor Law, New York Wage Payment Law, New York Minimum Wage Act, New York Whistleblower Law, New York Off-Duty Conduct Lawful Activities Discrimination Law, and New York Civil Rights Law, in each case, as such laws have been or may be amended;

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•	for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974 (other than Excluded Claims as defined below);
•	to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options;
•	arising out of or relating to any promise, agreement, offer letter, contract (whether oral, written, express or implied), understanding, personnel policy or practice, or employee handbook;
•	relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment, including, without limitation any and all claims for discrimination, harassment, retaliation or wrongful discharge under any common law theory, public policy or any federal state or local statute or ordinance not expressly listed above; and
•	any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, costs and disbursements.

You expressly acknowledge that this general release of claims includes any and all claims arising up to and including the date you sign this Agreement which you have or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By signing this Agreement, you expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and you further waive any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

Notwithstanding the foregoing, the waiver and release of the claims in this section 5 which are described in section 6 below shall not become effective unless and until set forth in section 6.

This general release of claims does not apply to, waive or affect: any rights or claims that may arise after the date you sign this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or your rights to any vested benefits to which you are entitled under the terms of the applicable employee benefit plan (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with your preserved rights described in section 13 below.

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6.            Waiver of Claims under ADEA; Time to Consider/Revoke. You acknowledge, understand and agree that the general release of claims in section 5 above includes, but is not limited to, a waiver and release of all claims that you may have under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”) arising up to and including the date that you sign this Agreement. As required by the Older Workers Benefit Protection Act of 1990, you are hereby advised that:

•	you are not waiving any rights or claims under the ADEA that may arise after the date you sign this Agreement;
•	you should consult with an attorney of your choice concerning your rights and obligations under this Agreement before signing this Agreement;
•	you should fully consider this Agreement before signing it;
•	nothing in this Agreement prevents or precludes you from challenging (or seeking a determination of) the validity of the waiver under the ADEA;
•	you have at least twenty-one (21) days from the date you received this Agreement to consider whether or not you want to sign it. You also should understand that you may use as much or as little of the review period as you wish before deciding whether or not to sign this Agreement. You can choose to execute this Agreement immediately and waive the remainder of the consideration period;
•	if you do not sign and return this Agreement within the required time period, then the Company’s offer to provide you with the consideration described in section 4 above, will automatically terminate;
•	at any time within seven (7) days after signing this Agreement, you may change your mind and revoke your acceptance of this section 6 only. To be effective, your revocation must be in writing and either hand-delivered or sent electronically to the Company (Attn: Steve Rogers – Chief Legal Officer) within the 7-day period and shall only apply to the waiver described in this section 6, and the remainder of this Agreement shall continue in full force and effect except that the total value of any consideration you will receive under section 4 shall be limited to an aggregate amount of $50,000;
•	the waiver set forth in this section 6 is not effective or enforceable until (and if) the revocation period has passed without a revocation;
•	if you exercise your right to revoke the waiver set forth in this section 6, then the Company’s offer to provide you with the consideration described in section 4 will not be enforceable except with respect to an aggregate amount of consideration of $50,000 under section 4; and
•	if you do not revoke your acceptance of the waiver set forth in this section 6, then the waiver set forth in this section 6 shall automatically, without further action, notice or deed, become effective on the 8th day following the date that you sign this Agreement (the “Effective Date”).

7.            No Pending Claims. You represent and warrant that you have no charges, lawsuits, or actions pending in your name against any of the Released Parties relating to any claim that has been released in this Agreement. You also represent and warrant that you have not assigned or transferred to any third party any right or claim against any of the Released Parties that you have released in this Agreement.

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8.            Covenant not to Sue. Except as provided in section 13 below, you covenant and agree that you will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

9.            Cooperation. You agree that following your execution of this Agreement, at the Company’s request, you shall provide reasonable assistance and advise the Company in any investigation which may be performed by the Company or any governmental agency and any litigation in which the Company may become involved. Such assistance shall include you making yourself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request. The Company shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints or other reasonable business or personal constraints that you may have. The Company shall reimburse you for reasonable expenses, such as telephone, travel, lodging and meal expenses, and reasonable attorney’s fees, incurred by you at the Company’s request, consistent with the Company’s generally applicable policies for employee expenses.

10.           Non-Disparagement. You agree that you will not at any time make any disparaging or derogatory statements concerning the Company or its affiliates, or their respective businesses, products and services. The Company agrees to instruct the members of its Board of Directors and its senior most officers not at any time to make any disparaging or derogatory statements concerning you. However, nothing in this section is intended to, and shall not, restrict or limit you from exercising your preserved rights described in section 13 or restrict or limit either party from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

11.            Non-Disclosure Obligations.

(a)          You acknowledge your obligation to keep confidential, and to not disclose or use (and you agree to keep confidential and not disclose or use) any and all confidential information or otherwise non-public information concerning the Company and its affiliates that you acquired during the course of your employment (such as non-public information about the Company’s business affairs, prospects and financial condition), unless such disclosure is made in response to a subpoena, other legal process, valid governmental inquiry or otherwise required by law or is reasonably necessary to exercise your preserved rights under section 13. Confidential information includes all trade secrets and information related to know-how, show-how, technical, operating, financial, and other business information and materials. You also acknowledge and reaffirm, and agree to comply with, your obligations under any other agreement relating to non-solicitation, intellectual property or confidential information that you previously executed for the benefit of the Company, which agreement, if any, also remains in full force and effect.

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(b)          You acknowledge receipt of the following notice under the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

12.           Return of Company Documents and Other Property. You confirm that you have returned to the Company any and all Company documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company’s or its affiliates’ businesses and/or containing any non-public information concerning the Company or any of its affiliates, as well as all equipment, keys, access cards, credit cards, computers, computer hardware and software, sales and promotional materials, contact and client lists, files, notes, drawings, business plans and forecasts, financial information, electronic devices, automobiles and any other Company property in your possession, custody or control. You also represent and warrant that you have not retained copies of any of the Company’s or its affiliates’ documents, materials or information (whether in hardcopy, on electronic media or otherwise). You also agree that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

13.           Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a)          your protected rights under federal, state or local law to, without notice to the Company: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information;

(b)          your protected right to test in any court, under the Older Workers Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA in this Agreement; or

(c)          your right to enforce the terms of this Agreement and to exercise your rights relating to any Excluded Claims.

14.           No Other Pay or Benefits; No-Right to Re-Employment. You acknowledge and agree that upon payment of the amounts described in section 2 above, you will have been paid for all work performed including, without limitation, all salary/wages, bonuses, overtime, commissions and any earned, but unused, vacation time due to you up through and including the last day of your employment. You acknowledge and agree that, except for Company’s obligation, subject to the terms of this Agreement, to provide the consideration specifically provided in section 4, you are entitled to no other payments or benefits and the Released Parties have no further obligations to you whatsoever, whether arising out of your employment with the Company, your separation from the Company or otherwise. You further acknowledge that you have no right to reinstatement or re-employment with the Company or any affiliate of the Company, or to service on its or their boards of directors and agree that any application by you for re-employment may be rejected without explanation or liability.

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15.           No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you, the Company or any of the other Released Parties of any liability, wrongdoing or violation of law.

16.           Breach. Should it be adjudicated that you have materially breached your obligations under this Agreement, or any of the covenants set forth in Section 6 of the Employment Agreement relating to confidentiality, non-competition, non-solicitation, non-disparagement or proprietary rights, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing the consideration under section 4 of this Agreement. All of the other terms of this Agreement will remain in effect. The exercise of your preserved rights under section 13 will, in no event, be considered a breach of your obligations under this Agreement. You and the Company hereby waive our respective rights to trial by jury in any action concerning this Agreement or any and all matters arising directly or indirectly out of this Agreement. You represent that you have consulted with counsel of your choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.

17.           Indemnification. Subject to your compliance with your obligations under this Agreement, you shall remain entitled to the same indemnification from the Company, and the benefits of any Company owned insurance policies (in accordance with the terms and conditions of such policies), for your acts and omissions in connection with your employment by the Company and service as a member of the board of directors of the Company, as and to the same extent you were so entitled immediately prior to the Separation Date.

18.           Miscellaneous

(a)          This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between you and the Company concerning the subject matter of this Agreement, except that your obligations under any employee agreement(s) relating to non-competition, non-solicitation, intellectual property, confidential information, and non-disclosure that you have signed for the benefit of the Company, including the Employment Agreement shall remain in full force and effect. The Change in Control Agreement between you and the Company dated February 13, 2015 shall automatically terminate effective as of the Separation Date pursuant to Section 1 of such agreement. This Agreement may only be modified by a written document signed by you and an authorized officer of the Company.

(b)          This Agreement shall inure to the benefit of the Company and the other Released Parties and shall be binding upon the Company and its successors and assigns. This Agreement also shall inure to the benefit of, and be binding upon, you and your heirs, executors, administrators, trustees and legal representatives. This Agreement is personal to you and you may not assign or delegate your rights or duties under this Agreement, and any such assignment or delegation will be null and void.

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(c)          The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d)          The Company and you shall each bear their own costs, fees (including, without limitation, attorney’s fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e)          Should either party to this Agreement bring an action to enforce its rights under this Agreement, the prevailing party will be entitled to recover its costs and expenses, including the costs of litigation, court fees, and reasonable attorneys’ fees incurred in connection with such action.

(f)          The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

(g)          This Agreement will be governed and interpreted under the laws of the State of New York, without giving effect to choice of law principles. The Company and you irrevocably consent to the jurisdiction of the federal and state courts in the State of New York for the resolution of any disputes arising under or respect to this Agreement.

(h)          Given the full and fair opportunity provided to each party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against either party by virtue of such party having drafted the subject provision.

(i)          The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

19.           Opportunity to Review. You represent and warrant that you:

•	have had sufficient opportunity to consider this Agreement;
•	have carefully read this Agreement and understand all of its terms;
•	are not incompetent and have not had a guardian, conservator or trustee appointed for you;
•	have entered into this Agreement of your own free will and volition and that, except for the promises expressly made by the Company in this Agreement, no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement;
•	understand that you are responsible for your own attorneys’ fees and costs;
•	have been advised and encouraged by the Company to consult with your own independent counsel before signing this Agreement;

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•	have had the opportunity to review this Agreement with counsel of your choice or have chosen voluntarily not to do so;
•	you were given at least 21 days to review this Agreement before signing it and understood that you were free to use as much or as little of that period as you wished or considered necessary before deciding to sign it; and
•	understand that this Agreement is valid, binding, and enforceable against you and the Company according to its terms.

If you wish to accept this Agreement, please sign, date and return it to the Company (Attn: Steve Rogers – Chief Legal Officer; srogers@aceto.com) no later than October 17, 2017.

ACETO CORPORATION:

By:	/s/ Albert Eilender
Albert Eilender
Chairman of the Board

Witness:	EXECUTIVE:

/s/ Salvatore Guccione
Salvatore Guccione

Agreed to and accepted on this ____ day of ________________, 2017

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